Exhibit 4.8

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of September 22, 2009 (the “Second Supplemental Indenture”), by and among MxEnergy Holdings Inc., a Delaware corporation (the “Company”), the guarantors party hereto (the “Guarantors”) and Law Debenture Trust Company of New York, as trustee (the “Trustee”), to the Indenture, dated as of August 4, 2006, among the Company, the subsidiary guarantors named therein, the Trustee and Deutsche Bank Trust Company Americas, as paying agent and registrar, as amended by the First Supplemental Indenture, dated as of August 1, 2007, by and among the Company, the guarantors party thereto, and the Trustee (together, the “Indenture”).  Capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

WITNESSETH:

WHEREAS, the Company, the guarantors thereto and the Trustee have heretofore executed and delivered the Indenture providing for the issuance of Floating Rate Senior Notes due 2011 (the “Notes”) of the Company;

WHEREAS, Section 9.2 of the Indenture provides that the Company, the Trustee and the Guarantors may, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer for the Notes), amend or supplement the Indenture and/or the Notes;

WHEREAS, the Company has offered to exchange any and all of the outstanding Notes, excluding Notes owned by the Company, upon the terms and subject to the conditions set forth in the Confidential Offering Memorandum and Consent Solicitation Statement, dated June 26, 2009, as supplemented on July 2, 2009, July 13, 2009, July 17, 2009, July 28, 2009, August 3, 2009, August 10, 2009 and August 13, 2009, as amended and restated on August 14, as supplemented on August 31, 2009 and September 4, 2009 and as further amended and restated on September 14, 2009, and the related Letter of Transmittal, dated July 2, 2009(the “Offer”);

WHEREAS, the Offer is conditioned upon, among other things, the proposed amendments (the “Proposed Amendments”) to the Indenture set forth herein having been approved by at least a majority in aggregate principal amount of the Notes outstanding (excluding Notes owned by the Company or any of its affiliates) (the “Requisite Consents”), with such Proposed Amendments becoming operative with respect to the Indenture upon the acceptance for exchange of Notes representing at least the Requisite Consents pursuant to the Offer (the “Acceptance”);

WHEREAS, the Company has certified in an officers’ certificate delivered to the Trustee that it has received the Requisite Consents to effect the Proposed Amendments under the Indenture;

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Second Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture and the amended and restated certificate of incorporation and amended restated by-laws of the Company to make this Second Supplemental Indenture a valid and binding agreement of the Company for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company, the Guarantors and the Trustee hereby agree as follows:

Article I.

Amendments to the Indenture and the Notes

1.1           Amendment of Sections 3.9 through 3.10.  Sections 3.9 through 3.10 of the Indenture, inclusive, are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

1.2           Amendment of Sections 4.3 through 4.12.  Sections 4.3 through 4.12 of the Indenture, inclusive, are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

1.3           Amendment of Sections 4.14 through 4.16.  Sections 4.14 through 4.16 of the Indenture, inclusive, are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

1.4           Amendment of Sections 4.18 through 4.19.  Sections 4.18 through 4.19 of the Indenture, inclusive, are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

1.5           Amendment of Section 5.1.  Section 5.1 of the Indenture is hereby deleted in its entirety and is replaced with the following: “[intentionally omitted]”.

1.6           Amendment of Section 6.1.  Clause (b) of Section 6.1 is hereby amended by deleting the parenthetical language “(including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer)” at the end of Clause (b). Clause (c) through (g), inclusive, of Section 6.1 of the Indenture are hereby deleted in their entirety and replaced with the following: “[intentionally omitted]”.

1.7           Amendment of Defined Terms.  All terms defined in Sections 1.1 and 1.2 of the Indenture and contained in the Articles, Sections and Clauses of the Indenture deleted pursuant to Article I of this Second Supplemental Indenture, but not otherwise used elsewhere in the Indenture, are hereby deleted in their entirety.

1.8           Amendment of Section References.  All references in the Indenture to the Articles, Sections and Clauses of the Indenture deleted pursuant to this Article I of this Second Supplemental Indenture are hereby deleted in their entirety.

1.9           Amendment to Notes.  The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Article I of this Second Supplemental Indenture.

Article II.

Effectiveness

2.1           Effectiveness of this Second Supplemental Indenture.  This Second Supplemental Indenture is entered into pursuant to and consistent with Section 9.2 of the Indenture, and nothing herein shall constitute a waiver, amendment, modification or deletion of the Indenture requiring the approval of each Holder affected thereby pursuant to clauses (1) through (8) of the second paragraph of Section 9.2 of the Indenture.  Upon the execution of this Second Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound hereby and thereby; provided, however, that the provisions of the Indenture referred to in Article I above (such provisions being referred to as the “Amended Provisions”) will remain in effect in the form they existed prior to the execution of this Second Supplemental Indenture, and the waivers, amendments, modifications and deletions to the Amended Provisions will not become operative, and the terms of the Indenture will not be waived, amended, modified or deleted, in each case, until the Acceptance.

Article III.

Miscellaneous

3.1           Continuing Effect of the Indenture.  Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Notes outstanding thereunder shall remain in full force and effect.

3.2           Reference and Effect on the Indenture.  On and after the Acceptance, each reference in the Indenture to “the Indenture,” “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Indenture as supplemented by this Second Supplemental Indenture, unless the context otherwise requires.

3.3           Trust Indenture Act Controls.  If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with a provision of the TIA or another provision that would be required or deemed under such Act to be part of and govern this Second Supplemental Indenture if this Second Supplemental Indenture were subject thereto, the latter provision shall control.  If any provision of this Second

Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or to be excluded, as the case may be.

3.4           Governing Law.  THE VALIDITY AND INTERPRETATION OF THIS SECOND SUPPLEMENTAL INDENTURE, THE INDENTURE, THE GUARANTEES, IF ANY, AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.  EACH PARTY HERETO AGREES TO SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE INDENTURE, THE GUARANTEES, IF ANY, AND THE NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS IN RESPECT OF SUCH SUIT OR ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES AND THE GUARANTEES.  EACH OF THE TRUSTEE, THE COMPANY AND ANY GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  Nothing herein shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company or any Guarantor in any other jurisdiction.

3.5           Severability.  In case any provision of this Second Supplemental Indenture, the Indenture or in the Notes or any guarantee shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.6           Counterpart Originals.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.

3.7           Headings.  The headings of the Articles and Sections of this Second Supplemental Indenture, which have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

MXENERGY HOLDINGS INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY CAPITAL HOLDINGS CORP.
MXENERGY CAPITAL CORP.
ONLINE CHOICE INC.
MXENERGY GAS CAPITAL HOLDINGS CORP.
MXENERGY ELECTRIC CAPITAL HOLDINGS CORP.
MXENERGY SERVICES INC.
INFOMETER.COM INC.
MXENERGY GAS CAPITAL CORP.
MXENERGY ELECTRIC CAPITAL CORP.
MXENERGY INC.
MXENERGY ELECTRIC INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

LAW DEBENTURE TRUST COMPANY OF NEW YORK,
as Trustee

By:	/s/ Anthony A. Bocchino
Name: Anthony A. Bocchino
Title: Vice President